SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*




                         PROGENICS PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    743187106
--------------------------------------------------------------------------------
                                 (CUSIP Number)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        |_|       Rule 13d-1(b)

        |_|       Rule 13d-1(c)

        |X|       Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Investment Corporation
        ------------------------------------------------------------------------
            22-2514825
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                                  0
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                        2,122,460
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                             0
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                   2,122,460
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   2,122,460
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9         18.0%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    CO
--------------------------------------------------------------------------------

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Group Holdings LLC
        ------------------------------------------------------------------------
            13-3862746
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                                  0
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                          242,797
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                             0
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                     242,797
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   242,797
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9         2.1%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    OO
--------------------------------------------------------------------------------

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Paul Tudor Jones, II
        ------------------------------------------------------------------------
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization       USA
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            546,125
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                        2,365,257
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       546,125
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                   2,365,257
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   2,911,382
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9        24.7%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    IN
--------------------------------------------------------------------------------

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Mark F. Dalton
        ------------------------------------------------------------------------
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization       USA
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                            124,500
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                        2,365,257
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                       124,500
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                   2,365,257
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   2,489,757
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9        21.1%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    IN
--------------------------------------------------------------------------------

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

             The Tudor BVI Global Portfolio Ltd.
        ------------------------------------------------------------------------
             98-0223576
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization    Cayman Islands
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                                  0
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                        1,834,647
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                             0
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                   1,834,647
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   1,834,647
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9        15.6%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    CO
--------------------------------------------------------------------------------

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Arbitrage Partners L.P.
        ------------------------------------------------------------------------
            13-3496979
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                                  0
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                          199,272
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                             0
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                     199,272
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   199,272
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9         1.7%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    PN
--------------------------------------------------------------------------------

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Proprietary Trading, L.L.C.
        ------------------------------------------------------------------------
            13-3720063
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                                  0
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                           28,125
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                             0
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                      28,125
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person    28,125
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9         0.2%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    OO
--------------------------------------------------------------------------------

CUSIP No.         743187106

--------------------------------------------------------------------------------
    1)  Names of Reporting Person

        S.S. or I.R.S. Identification No. of Above Person

            Tudor Global Trading LLC
        ------------------------------------------------------------------------
            13-3862744
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------
    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        (a)
           ---------------------------------------------------------------------
        (b)         X
           ---------------------------------------------------------------------
--------------------------------------------------------------------------------
    3)  SEC Use Only
--------------------------------------------------------------------------------
    4)  Citizenship or Place of Organization  Delaware
--------------------------------------------------------------------------------
                   (5)  Sole Voting Power                                  0
Number of Shares   -------------------------------------------------------------
Beneficially       (6)  Shared Voting Power                          214,672
Owned by Each      -------------------------------------------------------------
Reporting Person   (7)  Sole Dispositive Power                             0
With               -------------------------------------------------------------
                   (8)  Shared Dispositive Power                     214,672
--------------------------------------------------------------------------------
    9)  Aggregate Amount Beneficially Owned by Each Reporting Person   214,672
--------------------------------------------------------------------------------
   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)
--------------------------------------------------------------------------------
   11)  Percent of Class Represented by Amount in Row 9         1.7%
--------------------------------------------------------------------------------
   12)  Type of Reporting Person (See Instructions)    OO
--------------------------------------------------------------------------------

Item 1(a).    Name of Issuer:

              Progenics Pharmaceuticals, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              777 Old Saw Mill River Road
              Tarrytown, NY 10591

Item 2(a).    Name of Person Filing:

              Tudor Investment Corporation ("TIC")
              Tudor Group Holdings LLC ("TGH")
              Paul Tudor Jones, II
              Mark F. Dalton
              The Tudor BVI Global Portfolio Ltd. ("Tudor BVI")
              Tudor Arbitrage Partners L.P. ("TAP")
              Tudor Proprietary Trading, L.L.C. ("TPT")
              Tudor Global Trading LLC ("TGT")

Item 2(b).    Address of Principal Business Office or, if none, Residence:

              The principal business office of each of TIC, TGH, TAP, TPT and TGT is:

                        1275 King Street
                        Greenwich, CT 06831

              The principal business office of each of Messrs. Jones and Dalton is:

                        c/o Tudor Investment Corporation
                        1275 King Street
                        Greenwich, CT 06831

               The principal business office of Tudor BVI is:

                        c/o CITCO
                        Kaya Flamboyan 9
                        Curacao, Netherlands Antilles

Item 2(c).     Citizenship:

               TIC is a Delaware corporation
               Tudor BVI is a company organized under the laws of the Cayman Islands
               Messrs. Jones and Dalton are citizens of the United States TAP is a Delaware limited partnership
               TGH, TPT and TGT are Delaware limited liability companies

Item 2(d).     Title of Class of Securities:

               Common Stock

Item 2(e).     CUSIP Number:

               743187106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [ ] Broker or Dealer registered under Section 15 of the Act
               (b) [ ] Bank as defined in section 3(a)(6) of the Act
               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the
                       Act
               (d) [ ] Investment Company registered under Section 8 of the
                       Investment Company Act
               (e) [ ] Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940
               (f) [ ] Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment fund; see ss.240.13d-1(b)(1)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with
                       ss.240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
               (h) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership (as of December 31, 2000).

         (a)   Amount Beneficially Owned:  See Item 9 of cover pages

         (b)   Percent of Class:  See Item 11 of cover pages

         (c)   Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     See Item 5 of cover pages
                     ----------------------------------------
               (ii)  shared power to vote or to direct the vote
                     See Item 6 of cover pages
                     ----------------------------------------
               (iii) sole power to dispose or to direct the disposition of
                     See Item 7 of cover pages
                     ----------------------------------------
               (iv) shared power to dispose or to direct the disposition of See Item 8 of cover pages
                     ----------------------------------------

         Tudor BVI is the direct beneficial owner of 1,741,797 shares of common stock ("Shares") and 92,850 warrants ("Warrants" and together with Shares, "Securities") to purchase Shares. TAP is the direct beneficial owner of 183,147 Shares and 16,125 Warrants. TPT is the direct beneficial owner of 22,500 Shares and 5,625 Warrants. TGT is the direct beneficial owner of 15,400 Warrants.

         Because TIC provides investment advisory services to Tudor BVI, TIC may be deemed to beneficially own the Securities owned by Tudor BVI. TIC expressly disclaims beneficial ownership of such Securities. TGH holds a majority of the equity interests of TGT and indirectly holds a majority of the membership interests of TPT. TGH is also the sole limited partner of TAP. TGH expressly disclaims beneficial ownership of the Securities beneficially owned by each of such entities. TGT, as the sole general partner of TAP may be deemed to beneficially own the Securities owned by TAP, and Mr. Dalton, as the sole general partner of D.F. Partners, a New York limited partnership, may be deemed to beneficially own the Securities owned by such entity. Each of TGT and Mr. Dalton expressly disclaim beneficial ownership of such Securities. Mr. Jones is the Chairman and principal equity owner of TIC and TGH. Mr. Jones expressly disclaims beneficial ownership of the Securities beneficially owned, or deemed beneficially owned, by such entities. Mr. Dalton is the President and an equity owner of TIC and TGH. Mr. Dalton expressly disclaims beneficial ownership of the Securities beneficially owned, or deemed beneficially owned, by such entities.

         The Shares reported herein under Items 5 and 7 of Mr. Jones' cover page include 4,600 Shares held directly by Mr. Jones' individual retirement account. The Shares reported herein under Items 5 and 7 of Mr. Dalton's cover page include 20,000 immediately exercisable options.


Item 5.  Ownership of Five Percent or Less of a Class.

               Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
            Security Being Reported on By the Parents Holding Company.

               Not applicable

Item 8.  Identification and Classification of Members of the Group.

               See cover pages

Item 9.  Notice of Dissolution of Group.

               Not applicable

Item 10.  Certification.

               Not applicable

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                Dated: February 13, 2001

                                TUDOR INVESTMENT CORPORATION


                                By:       /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel

                                TUDOR GROUP HOLDINGS LLC


                                By:       /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel



                                    /s/ Paul Tudor Jones, II
                                ------------------------------------------------
                                    Paul Tudor Jones, II



                                    /s/ Mark F. Dalton
                                ------------------------------------------------
                                    Mark F. Dalton

                                THE TUDOR BVI GLOBAL PORTFOLIO LTD.

                                By: Tudor Investment Corporation,
                                    Trading Advisor


                                By:       /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel

                                TUDOR ARBITRAGE PARTNERS L.P.

                                By: Tudor Global Trading LLC,
                                    General Partner


                                By:       /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel

                                TUDOR PROPRIETARY TRADING, L.L.C.


                                By:       /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel

                                TUDOR GLOBAL TRADING LLC


                                By:       /s/ Stephen N. Waldman
                                    --------------------------------------------
                                    Stephen N. Waldman
                                    Vice President and Associate General Counsel